UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2009

PHARMERICA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33380	87-0792558
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 Campus Place

Louisville, Kentucky 40299

(Address of principal executive offices) (Zip Code)

(502) 627-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2009, William (Bill) E. Monast, age 49, was appointed as Executive Vice President, Operations of PharMerica Corporation (the “Company”). Mr. Monast will report to Gregory S. Weishar, the Company’s President and Chief Executive Officer. Mr. Monast will be responsible for the Company’s pharmacy, clinical and billing operations, customer services and account management.

Prior to joining the Company, Mr. Monast worked for over 12 years with Apria Healthcare Group, a provider of home respiratory therapy, home infusion therapy and home medical equipment. At Apria, Mr. Monast held various senior operating positions and was most recently the Executive Vice President of Sales and Marketing.

In connection with his appointment, on April 20, 2009, the Company entered into an Employment Agreement with Mr. Monast. Mr. Monast will receive an annual base salary of $350,000, subject to increase by the Company’s Compensation Committee of the Board of Directors, but not decrease. Mr. Monast received a $80,000 sign-on bonus on April 20, 2009. Mr. Monast will also be entitled to participate in all short-term and long-term incentive programs established by the Company for senior executives, all incentive, savings and retirement plans, practices, policies and programs of the Company to at least the same extent as other senior executives. Both Mr. Monast and his family are eligible to participate and will receive all benefits under the Company’s welfare benefits plans, practices, policies, programs to at least the same extent as other senior executives of the Company.

Mr. Monast’s employment with the Company will cease upon death or long-term disability, or termination by either him or the Company. The agreement may be terminated by Mr. Monast with or without good reason or by the Company with or without cause. If the Company terminates Mr. Monast other than for cause or if Mr. Monast terminates his employment for good reason (as defined in the Employment Agreement), in addition to other requirements, the Company shall be required to continue payment of Mr. Monast’s then current base salary for 18 months and pay a bonus equal to the average of the bonuses that Mr. Monast earned annually over the three complete years preceding his termination. Mr. Monast would become vested in any outstanding options, restricted stock or other equity incentive awards only to the extent provided for under the terms governing such equity incentive award. If within a year following a change of control, Mr. Monast is terminated without cause, or if Mr. Monast or the Company terminates his employment after the occurrence of certain events, including, but not limited to, certain reductions in salary, significant changes in his responsibilities, material loss of title or office and certain office relocations, he will additionally be entitled to the compensation and benefits due in the case of a termination without cause, and any outstanding options, restricted stock, and other equity incentive awards will immediately become vested.

On April 20, 2009, Mr. Monast was granted stock options valued at $280,000 (56,682 stock options) and performance share units under the Company’s 2009 long-term incentive plan valued at $280,000 (16,422 performance share units).

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of the Company, dated April 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMERICA CORPORATION

Date: April 21, 2009	By:	/s/ Thomas A. Caneris
Thomas A. Caneris
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Company, dated April 20, 2009.